As filed with the Securities and Exchange Commission on November 8, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOVEN PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware		59-2767632

(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
11960 SW 144th Street Miami, Florida 33186
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan
(Full Title of Plan)

Robert C. Strauss
Noven Pharmaceuticals, Inc.
11960 Southwest 144th Street
Miami, Florida 33186

(Name and Address, Including Zip Code, of Agent for Service)

(305) 253-5099

(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Geoffrey MacDonald, Esq.
Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.0001 per share	1,000,000	$22.61	$22,610,000	$2,865

(1)	Pursuant to Rule 416 this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 2, 2004.

Explanatory Note
PART II
Item 3. Incorporation of Documents by Reference
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits.
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
Opinion of Stearns Weaver, et. al.
Consent of Deloitte & Touche LLP
Consent of PricewaterhouseCoopers LLP

Explanatory Note

     On May 18, 2004, the stockholders of Noven Pharmaceuticals, Inc. (the “Company”), approved the amendment of the Company’s 1999 Long-Term Incentive Plan (the “Plan”) to, among other things, increase the maximum number of shares of the Company’s Common Stock, $0.0001 par value (the “Common Stock”), that may be issued under the plan by 1,000,000 shares. This Registration Statement has been filed to register the additional 1,000,000 shares of Common Stock issuable pursuant to the Plan.

     The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s Registration Statement on Form S-8 previously filed on November 12, 1999 (Registration No. 333-90835) (the “Earlier Registration Statement”) covering the initial 1,000,000 shares of Common Stock issuable under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by this reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 9, 2004.

(2)	Amendment No. 1 on Form 10-K/A to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on July 23, 2004.

(3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 3, 2004.

(4)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 3, 2004.

(5)	Portions of the Company’s Current Report on Form 8-K, filed with the Commission on February 26, 2004; provided that information furnished to the Commission in Item 7 and Item 12 of such report shall not be incorporated herein by reference.

(6)	The description of the Company’s Common Stock, $0.0001 par value per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on October 21, 1988.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.      Indemnification of Directors and Officers

     The Company’s Restated Certificate of Incorporation, as amended to date (the “Certificate”), provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Company’s By-laws, as amended to date, provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

     Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses (including attorneys’ fees), actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

     The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

Item 8.      Exhibits.

          The following exhibits are filed herewith:

Exhibit
Number	Description
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1 above).

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).

Item 9.      Undertakings

     (a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 8th day of November, 2004.

NOVEN PHARMACEUTICALS, INC.
By:	/s/ Robert C. Strauss
Robert C. Strauss,
President, Chief Executive Officer and Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Strauss and Diane M. Barrett, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert C. Strauss Robert C. Strauss	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 8, 2004
/s/ Diane M. Barrett Diane M. Barrett	Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2004
/s/ Sidney Braginsky Sidney Braginsky	Director	November 8, 2004
/s/ John G. Clarkson John G. Clarkson	Director	November 8, 2004

SIGNATURE	TITLE	DATE

/s/ Donald A. Denkhaus Donald A. Denkhaus	Director	November 8, 2004
/s/ Robert G. Savage Robert G. Savage	Director	November 8, 2004
/s/ Wayne P. Yetter Wayne P. Yetter	Director	November 8, 2004

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1 above).